Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC APPOINTS JONATHAN GRANDON AS CHIEF ADMINISTRATIVE OFFICER AND GENERAL COUNSEL

Fort Wayne, Indiana - September 12, 2016 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today the appointment of Jonathan M. Grandon as Chief Administrative Officer and General Counsel of the Company. Mr. Grandon will be responsible for the Legal and Human Resource functions of the Company and will also play an integral role in leading various Business Development activities.

Mr. Grandon had most recently been Senior Vice President, General Counsel and Secretary of Biomet, Inc., a leading multi-national health care and medical device company. He had also previously been a partner in the Chicago, IL office of Ropes & Gray LLP and prior to that, been a partner at Mayer Brown LLP. Mr. Grandon holds a BA degree from Columbia University and a JD from the University of Michigan Law School.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“We are very pleased that Jon is joining our Executive Leadership team. Jon brings a wealth of experience in structuring and completing merger and acquisition transactions, corporate governance, securities law and compliance within a global company. Jon’s role will enable him to be an integral thought partner and influencer of the future of Franklin Electric.”

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 2, 2016, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.